Exhibit 99.2

FINANCIAL GUIDANCE

In our first quarter 2006 Earnings Conference Call to be held at 2:00 P.M. (EDT) on February 23, 2006, we will provide the following guidance regarding our expected results of operations for our fiscal year ending October 31, 2006. These forecasts are subject to many risks, uncertainties and assumptions and may vary significantly from the actual results, as further noted below. Information with respect to quarterly data is subject to even greater fluctuation and risk. We undertake no obligation to publicly update the information provided due to changes in economic conditions, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted. We suggest that you listen to the conference call in its entirety. The conference call in its entirety can be heard via the Investor Relations portion of our website, www.tollbrothers.com, until May 1, 2006.

For ease of reference, we have included the actual results for fiscal 2005 and for the quarter ended January 31, 2006. The columns designated as “Low” and “High” represents the low and high ends of the ranges for unit deliveries of homes, average delivered price of homes, land sales revenues, percentage of completion revenues, cost of revenue by line as a percentage of the applicable revenue and selling, general and administrative expenses (“SG&A”) as a percentage of total revenues expected for fiscal 2006. We expect that the actual results of operations will be somewhere in between the low end and the high end of the ranges provided.

Unit deliveries of homes, average delivered price of homes, land sales and percentage of completion revenues in fiscal 2006 are expected to be:

Revenues Traditional home sales Unit deliveries
	2005	2006	2006 Estimated

	Actual	Actual	Low	High

Quarter ended January 31	1,590	1,879
Quarter ending April 30	1,912		1,950	2,150
Quarter ending July 31	2,310		2,350	2,575
Quarter ending October 31	2,957		3,000	3,300
Year	8,769		9,200	9,900

Average delivered price
	2005	2006	2006 Estimated

	Actual	Actual	Low	High

Quarter ended January 31	$622,074	$680,526
Quarter ending April 30	$641,212		$670,000	$680,000
Quarter ending July 31	$665,151		$665,000	$675,000
Quarter ending October 31	$678,968		$675,000	$685,000
Year	$656,780		$670,000	$680,000

Percentage of completion (in thousands)
	2005	2006	2006 Estimated

	Actual	Actual	Low	High

Quarter ended January 31	N/A	$57,569
Quarter ending April 30	N/A		$55,000	$60,000
Quarter ending July 31	N/A		$65,000	$70,000
Quarter ending October 31	N/A		$100,000	$115,000
Year	N/A		$280,000	$300,000

Land sales (in thousands)
			2006 Estimated
	2005	2006
	Actual	Actual	Low	High

Quarter ended January 31	$1,225	$4,677
Quarter ending April 30	$9,800		$4,000	$4,000
Quarter ending July 31	$10,583		$5,000	$5,000
Quarter ending October 31	$12,516		$7,500	$7,500
Year	$34,124		$21,000	$21,000

Cost of revenues for traditional home sales, percentage of completion and land sales revenues as a percentage of the applicable revenues and interest as a percentage of total revenues in fiscal 2006 are expected to be:

Cost of revenues

Traditional home sales
			2006 Estimated
	2005	2006
	Actual	Actual	Low	High

Quarter ended January 31	69.30%	69.14%
Quarter ending April 30	67.75%		69.10%	68.90%
Quarter ending July 31	66.63%		69.20%	69.00%
Quarter ending October 31	67.88%		69.50%	69.30%
Year	67.76%		69.30%	69.10%

Percentage of completion
			2006 Estimated
	2005 Actual	2006 Actual
			Low	High

Quarter ended January 31	N/A	82.24%
Quarter ending April 30	N/A		81.50%	81.50%
Quarter ending July 31	N/A		80.00%	80.00%
Quarter ending October 31	N/A		80.00%	80.00%
Year	N/A		81.00%	81.00%

Land sales
	2005	2006	2006 Estimated

	Actual	Actual	Low	High

Quarter ended January 31	63.59%	82.01%
Quarter ending April 30	54.24%		80.00%	80.00%
Quarter ending July 31	90.82%		80.00%	80.00%
Quarter ending October 31	69.58%		60.00%	60.00%
Year	71.60%		75.00%	75.00%

Interest
			2006 Estimated
	2005	2006
	Actual	Actual	Low	High

Quarter ended January 31	2.20%	2.14%
Quarter ending April 30	2.28%		2.20%	2.20%
Quarter ending July 31	2.30%		2.20%	2.20%
Quarter ending October 31	1.97%		2.20%	2.20%
Year	2.16%		2.20%	2.20%

Selling, general and administrative expenses as a percentage of total revenues in fiscal 2006 are expected to be:

	2005	2006	2006 Estimated

	Actual	Actual	Low	High

Quarter ended January 31	10.81%	10.38%
Quarter ending April 30	9.42%		10.40%	10.30%
Quarter ending July 31	8.16%		9.30%	9.20%
Quarter ending October 31	6.59%		8.10%	8.00%
Year	8.33%		9.40%	9.30%

Income from unconsolidated entities for fiscal 2006 is expected to be approximately:

	2005	2006	2006
	Actual	Actual	Estimated

		(in thousands)
Quarter ended January 31	$1,935	$16,569
Quarter ending April 30	$3,373		$6,500
Quarter ending July 31	$4,231		$21,000
Quarter ending October 31	$18,205		$16,000
Year	$27,744		$60,000

Interest and other income for fiscal 2006 is expected to be approximately:

	2005 Actual	2006 Actual	2006 Estimated

		(in thousands)
Quarter ended January 31	$6,883	$11,327
Quarter ending April 30	$9,109		$5,500
Quarter ending July 31	$10,583		$6,500
Quarter ending October 31	$14,622		$7,000
Year	$41,197		$30,000

Our effective income tax rate is expected to be approximately:

	2005	2006	2006
	Actual	Actual	Estimated

Quarter ended January 31	40.1%	38.32%
Quarter ending April 30	36.5%		38.60%
Quarter ending July 31	40.6%		38.60%
Quarter ending October 31	39.0%		38.60%
Year	39.1%		38.60%

In-the-money stock options are included in shares outstanding using the “treasury stock method” for calculating common stock equivalents. We estimate that the share count for determining diluted earnings per share for fiscal 2006 will be:

	2005 Actual	2006 Actual	2006 Estimated

		(in thousands)
Quarter ending January 31	166,084	167,027
Quarter ending April 30	169,352		165,400
Quarter ending July 31	169,483		165,850
Quarter ending October 31	168,930		166,300
Year	168,552		166,000

FORWARD LOOKING STATEMENT

Certain information included herein and in other Company reports, SEC filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning anticipated operating results, financial resources, changes in revenues, changes in profitability, interest expense, growth and expansion, anticipated income to be realized from our investments in unconsolidated entities, the ability to acquire land, the ability to secure governmental approvals and the ability to open new communities, the ability to sell homes and properties, the ability to deliver homes from backlog, the average delivered price of homes, the ability to secure materials and subcontractors, the ability to maintain the liquidity and capital necessary to expand and take advantage of future opportunities, and stock market valuations. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include local, regional and national economic conditions, the demand for homes, domestic and international political events, uncertainties created by terrorist attacks, the effects of governmental regulation, the competitive environment in which the Company operates, fluctuations in interest rates, changes in home prices, the availability and cost of land for future growth, the availability of capital, uncertainties and fluctuations in capital and securities markets, changes in tax laws and their interpretation, legal proceedings, the availability of adequate insurance at reasonable cost, the ability of customers to finance the purchase of homes, the availability and cost of labor and materials, and weather conditions.